UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2009

EQUIFAX INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	1-6605	58-0401110
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Peachtree Street, N.W. Atlanta, Georgia	30309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 885-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Change in Director Retirement Age Policy

On November 6, 2009, the Board of Directors of Equifax Inc. (the “Company”), acting upon the recommendation of the Governance Committee of the Board, amended Section 2.5 of the Company’s Bylaws and Section 13 of the Board’s Guidelines on Significant Corporate Governance Issues to change the mandatory retirement age for non-employee directors from 70 to 72, effective November 6, 2009.  A copy of the Company’s Amended and Restated Bylaws as amended is attached hereto as Exhibit 3.2.

Item 8.01.  Other Events.

Changes in Compensation of Non-Employee Directors

On November 6, 2009, the Board of Directors of the Company approved changes to the compensation arrangements for non-employee directors to reflect current best practices and peer group compensation levels, as recommended by the Governance Committee of the Board.  Effective January 1, 2010, the Company will compensate its non-employee directors as follows:

Elimination of Meeting Fees; Increased Annual Retainer. Directors will no longer receive $1,500 for each Board and committee meeting attended.  The annual retainer, which has not been changed since 2006, will increase from $40,000 to $60,000.  Over the two-year period 2008-2009, the Board has met a total of 10 times and its committees met a total of 47 times.  Meeting fees ranged from $10,500 to $24,000 per full-year director in 2008 and from $15,000 to $27,000 in 2009. Directors may elect to receive the annual retainer in cash, common stock or defer receipt of such fees.

Supplemental Annual Retainer for Audit and Compensation Committee Chairs. The chairs of the Board’s Audit Committee and the Compensation, Human Resources & Management Succession Committee will receive a supplemental annual retainer of $7,500 and $2,500, respectively. Since 2006, the annual retainer for all committee chairs has been $7,500. Committee chairs may elect to receive this amount in cash, common stock or defer receipt of such fees.

Annual Stock Grant. Following each annual meeting of shareholders of the Company, continuing directors will receive a grant of Equifax common stock, in the form of restricted stock units (“RSUs”) vesting over a period of one year, with a market value on the grant date of $125,000. Since 2005, the annual stock grant has been fixed at 3,000 RSUs vesting over a period of one year.  The grant date market value of these individual fixed-share grants over the period 2006-2009 ranged from approximately $87,210 to $122,850.  Directors may elect to defer receipt of their stock grants.

Initial Stock Grant. Upon first being elected a director of the Company, a director will receive a one-time initial grant of RSUs vesting over a three-year period, with a grant date market value of $175,000. Since 2005, the initial stock grant has been fixed at 4,000 RSUs vesting over a period of three years.  The grant date market value of these initial fixed-share grants (based on the date of the annual meeting of shareholders) over the period 2006-2009 ranged from approximately $116,280 to $163,800.

The Company’s compensation practices for non-employee directors have remained largely unchanged for nearly three years, with some elements dating from 2005. As a result, the Company’s annual retainers and equity grants have fallen well below the mainstream for companies of similar size, and no longer reflect the substantial time commitment that service on the Board requires. At the same time, the Board believes that some structural aspects of the Company’s director compensation, such as Board and committee meeting fees and stock grants based on a fixed number of shares rather than a fixed grant date value, no longer reflect best governance practices.  The changes announced today respond to these realities.  The Board seeks to compensate the Company’s directors fairly for the significant work they do, while ensuring that the components of the Company’s director pay are transparent to investors and consistent with current best practices.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
3.2	Amended and Restated Bylaws of Equifax Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUIFAX INC.

	By:	/s/Kent E. Mast
	Name:	Kent E. Mast
	Title:	Corporate Vice President and Chief Legal Officer

Date: November 12, 2009

Exhibit Index

The following exhibit is being furnished with this report:

Exhibit No.	Description
3.2	Amended and Restated Bylaws of Equifax Inc.